Exhibit 99.1: Peoples Financial Corporation Press Release Dated October 27, 2010
FOR IMMEDIATE RELEASE
For more information, contact:
Investor Relations
228-435-8208
investorrelations@thepeoples.com
PEOPLES FINANCIAL CORPORATION NET INCOME TOTALS
$364,000 FOR THIRD QUARTER, $2,682,000 FOR NINE MONTHS OF 2010
BILOXI, MS (October 27, 2010)—Third quarter net income of Peoples Financial Corporation (NASDAQ Capital Market: PFBX), parent of The Peoples Bank, totaled $364,000 or $.07 per average weighted share, announced Chevis C. Swetman, chairman and chief executive officer of the holding company and the bank.
Net income for the first nine months of 2010 totaled $2,682,000, a decrease of 7% from the same period in 2009.
Earnings per share for the first nine months of 2010 totaled $.52 per average weighted share, compared to $.56 per share in the same period last year. Earnings per share figures are based on weighted average shares outstanding of 5,151,697 as of September 30, 2010 and 5,176,744 as of September 30, 2009.
“Our bank generated profit of nearly $1.5 million in the second quarter of this year, but a combination of factors caused business activity and our income to fall sharply this past quarter,” said Swetman. “Net interest income for the quarter fell to the lowest levels since 2004, due to historically low interest rates and a near 10% decline in loan demand from the same period last year,” he said.
“During this period of slack economy and loan demand, our Board of Directors and senior management team have concentrated our efforts to further strengthen our already solid balance sheet,” said Swetman. “As of the end of the third quarter, our primary capital ratio stands at 13.74%, the highest since 2005,” he added.
Founded in 1896, with $819 million in assets as of September 30, 2010, The Peoples Bank operates 16 branches along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to a comprehensive range of retail and commercial banking services, the bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936.
The Peoples Bank is a wholly-owned subsidiary of Peoples Financial Corporation, listed on the NASDAQ Capital Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.

This news release contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectation expressed in such forward-looking statements.

PEOPLES FINANCIAL CORPORATION (In thousands, except weighted average shares and per share figures) (unaudited)
EARNINGS SUMMARY

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Net interest income	$5,730	$7,019	$19,279	$19,862
Provision for loan losses	1,045	1,875	3,780	3,725
Non-interest income	2,213	2,595	8,031	7,384
Non-interest expense	6,931	6,670	20,548	20,308
Income taxes	(397)	95	300	335
Net income	364	974	2,682	2,878
Earnings per share	.07	.19	.52	.56
TRANSACTIONS IN THE ALLOWANCE FOR LOAN LOSSES

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Allowance for loan losses, beginning	$9,168	$9,798	$7,828	$11,114
Recoveries	91	5	165	335
Charge-offs	(1,308)	(3,571)	(2,777)	(7,067)
Provision for loan losses	1,045	1,875	3,780	3,725

Allowance for loan losses, ending	$8,996	$8,107	$8,996	$8,107

ASSET QUALITY

	September 30,
	2010	2009
Allowance for loan losses as a percentage of loans	2.13%	1.74%
Loans past due 90 days and still accruing	$3,159	$1,304
Nonaccrual loans	22,127	25,257
PERFORMANCE RATIOS (annualized)

	September 30,
	2010	2009
Return on average assets	.42%	.43%
Return on average equity	3.38%	3.61%
Net interest margin	3.44%	3.28%
Efficiency ratio	87%	86%
Primary capital	13.74%	12.61%
BALANCE SHEET SUMMARY

	September 30,
	2010	2009
Total assets	$819,437	$888,482
Loans	422,162	466,022
Securities	313,043	347,033
Other real estate (ORE)	2,819	2,745
Total deposits	532,916	541,567
Total federal funds purchased	142,381	188,483
Shareholders’ equity	108,142	105,654
Book value per share	20.99	20.51
Weighted average shares	5,151,697	5,176,744